Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Fourth Quarter and Fiscal Year Ended September 30, 2025

McLean, VA, November 17, 2025: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended September 30, 2025. Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov and the Investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	September 30, 2025	June 30, 2025	Change	% Change
Total investment income	$23,936	$21,657	$2,279	10.5%
Total expenses, net of credits	(12,492)	(10,363)	(2,129)	20.5

Net investment income	11,444	11,294	150	1.3
Net investment income per common share	0.52	0.50	0.02	4.0
Cash distribution per common share	0.59	0.50	0.09	18.0
Net realized gain (loss)	(6,258)	(3,620)	(2,638)	72.9
Net unrealized appreciation (depreciation)	9,101	15	9,086	NM
Net increase (decrease) in net assets resulting from operations	13,971	7,448	6,523	87.6
Weighted average yield on interest-bearing investments	12.5%	12.8%	(0.3)%	(2.3)
Total invested	$126,633	$72,952	$53,681	73.6
Total repayments and net proceeds	23,495	82,205	(58,710)	(71.4)

As of:	September 30, 2025	June 30, 2025	Change	% Change
Total investments, at fair value	$859,124	$751,260	$107,864	14.4%
Fair value, as a percent of cost	98.0%	96.6%	1.4%	1.4
Net asset value per common share	$21.34	$21.25	$0.09	0.4

NM – not meaningful

For the Year Ended:	September 30, 2025	September 30, 2024	Change	% Change
Total investment income	$89,122	$96,621	$(7,499)	(7.8)%
Total expenses, net of credits	(43,915)	(50,562)	(6,647)	(13.1)

Net investment income	45,207	46,059	(852)	(1.8)
Net investment income per common share	2.02	2.11	(0.09)	(4.3)
Cash distribution per common share	2.48	1.98	0.50	25.3
Net realized gain (loss)	55,642	5,959	49,683	NM
Net unrealized appreciation (depreciation)	(42,739)	42,703	(85,442)	NM
Net increase (decrease) in net assets resulting from operations	57,191	94,506	(37,315)	(39.5)
Weighted average yield on interest-bearing investments	12.7%	13.9%	(1.2)%	(8.6)
Total invested	$396,796	$177,649	$219,147	123.4
Total repayments and proceeds	352,317	136,270	216,047	158.5

As of:	September 30, 2025	September 30, 2024	Change	% Change
Total investments, at fair value	$859,124	$796,260	$62,864	7.9%
Fair value as a percent of cost	98.0%	103.3%	(5.3)%	(5.1)
Net asset value per common share	$21.34	$21.18	$0.16	0.8

NM – not meaningful

Fourth Fiscal Quarter 2025 Highlights:

•	Portfolio Activity: Invested $106.7 million in five new portfolio companies and $19.9 million in existing portfolio companies.
•	Portfolio Mix: Secured first lien assets continue to be over 70% of our debt investments, at cost.
•	Debt Issuance: Issued our 5.875% Convertible Notes, due 2030 (the “2030 Convertible Notes”), for gross proceeds of $149.5 million.

Fourth Fiscal Quarter 2025 Results:

Total investment income increased by $2.3 million, or 10.5%, for the quarter ended September 30, 2025, compared to the prior quarter ended June 30, 2025, driven primarily by a $2.9 million increase in interest income, quarter over quarter, partially offset by a $0.6 million decrease in other income. Interest income increased by $2.9 million, or 14.0%, quarter over quarter, primarily due to an increase in the weighted average principal balance of our interest-bearing investment portfolio to $752.0 million during the quarter ended September 30, 2025 as compared to $647.2 million during the quarter ended June 30, 2025. This increase was offset by a decrease in the weighted average yield to 12.5% during the quarter ended September 30, 2025 as compared to 12.8% during the quarter ended June 30, 2025. The decrease in other income was driven by decreases in dividend income and prepayment fee income quarter over quarter.

Total expenses increased by $2.1 million, or 20.5%, quarter over quarter, primarily due to a $1.3 million increase in interest expense and a $0.9 million increase in the net incentive fee quarter over quarter. The quarter over quarter increase in interest expense was driven by a $0.9 million increase in interest expense on our Credit Facility and a $0.5 million increase in interest expense on our notes payable. The $0.9 million increase in interest expense on our Credit Facility was driven by increased borrowings; the weighted average balance outstanding on our Credit Facility for the quarter ended September 30, 2025 was $74.3 million, as compared to $6.6 million for the quarter ended June 30, 2025, an increase of $67.7 million quarter over quarter. The $0.5 million increase in interest expense on our notes payable was driven by the issuance of the 2030 Convertible Notes in September 2025. The quarter over quarter increase in the net incentive fee was driven by decreased credits to the incentive fee. These increases were partially offset by a $0.4 million decrease in the net base management fee, driven by higher investment banking fee credits to the base management fee from increased deal originations.

Net investment income for the quarter ended September 30, 2025 was $11.4 million, or $0.52 per share.

The net increase in net assets resulting from operations was $14.0 million, or $0.63 per share, for the quarter ended September 30, 2025, compared to $7.4 million, or $0.33 per share, for the quarter ended June 30, 2025. The current quarter increase in net assets resulting from operations was primarily driven by $11.4 million of net investment income and $9.1 million of net unrealized appreciation during the quarter, partially offset by $6.3 million of net realized loss recognized during the quarter.

Fiscal Year Ended 2025 Results:

Total investment income during the years ended September 30, 2025 and 2024 was $89.1 million and $96.6 million, respectively. The year over year decrease was primarily due to a $6.0 million decrease in interest income and a $1.5 million decrease in other income. The decrease in interest income was driven by a decrease in the weighted average yield of our interest-bearing investment portfolio from 13.9% during the year ended September 30, 2024 to 12.7% during the year ended September 30, 2025. This decrease was partially offset by an increase in the weighted average principal balance of our interest-bearing investment portfolio of $15.6 million, or 2.3%, year over year. The decrease in other income was driven primarily by a decrease of $0.9 million in dividend income and a decrease of $0.4 million in success fees received.

Expenses, net of any non-contractual, unconditional and irrevocable credits to fees from the Adviser, decreased $6.6 million, or 13.1%, for the year ended September 30, 2025, as compared to the prior year. This decrease was primarily due to a $3.1 million decrease in the net incentive fee, a $2.4 million decrease in the net base management fee, and a $1.7 million decrease in interest expense.

Net investment income for the year ended September 30, 2025 was $45.2 million, a decrease of 1.8%, as compared to the prior year, or $2.02 per share.

The net increase in net assets resulting from operations was $57.2 million, or $2.56 per share, for the year ended September 30, 2025, compared to $94.5 million, or $4.34 per share, for the year ended September 30, 2024. The current year increase was driven by net investment income of $45.2 million and net realized gains of $55.6 million, partially offset by $42.7 million in net unrealized depreciation.

Subsequent Events: Subsequent to September 30, 2025, the following significant events occurred:

•	Portfolio Activity:

•

In October 2025, we invested $11.0 million in Total Access Elevator, LLC (“Total Access”), an existing portfolio company, through secured first lien debt. We also extended Total Access a new $9.85 million delayed draw term loan commitment, which was unfunded at close.

•	In October 2025, our $28.1 million debt investment in Leadpoint Business Services, LLC paid off at par. We also received a $0.3 million prepayment penalty in conjunction with the payoff.

•

In October 2025, the sale of our remaining common equity investment in Sokol and Company, LLC was completed, representing a return of our equity cost basis of $0.5 million and a realized gain of approximately $1.8 million.

•

In October 2025, our debt investment in Sea Link International IRB, Inc. (“Sea Link”) paid off at par. We also received a $0.2 million exit fee in conjunction with the payoff. We continue to hold common and preferred equity in Sea Link.

•	In November 2025, we invested $15.0 million in Turn Key Health Clinics, LLC, an existing portfolio company, through secured first lien debt.

•	In November 2025, we invested $26.6 million in Sicilian Oven Restaurants LLC through secured first lien debt and preferred equity.

•	Debt Redemption:

•	In October 2025, we voluntarily redeemed our 7.75% Notes, due 2028, with an aggregate principal amount of $57.0 million.

•	In October 2025, we voluntarily redeemed our 5.125% Notes, due 2026, with an aggregate principal amount of $150.0 million.

•	Distributions and Dividends Declared:

•	In October 2025, our Board of Directors declared the following distributions to common and preferred stockholders:

Record Date	Payment Date	Distribution per Common Share
October 24, 2025	October 31, 2025	$0.15
November 17, 2025	November 26, 2025	0.15
December 22, 2025	December 31, 2025	0.15

	Total for the Quarter	$0.45

Record Date	Payment Date	Distribution per Series A Preferred Stock
October 27, 2025	November 5, 2025	$0.130208
November 25, 2025	December 5, 2025	0.130208
December 29, 2025	January 5, 2026	0.130208

	Total for the Quarter	$0.390624

•

Comments from Gladstone Capital’s President, Bob Marcotte: “FY25 closed on a high note as our lower middle market investment focus produced over $100 million of net originations, and we reset near term maturities and increased our floating rate funding via the debt refinancing concluded shortly after 9/30. These actions combined with our modest leverage have positioned us well to deliver continued asset growth and sustain our net interest income in support of future shareholder distributions.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, November 18, 2025, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 25, 2025. To hear the replay, please dial (877) 660-6853 and use playback conference number 13755536. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-K, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended September 30, 2025, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.